SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549




                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                           (Amendment No. __________)


                        American Physician Partners, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    028880102
                                 (CUSIP Number)


                                January 23, 1999
             (Date of Event Which Requires Filing of this Statement)





Check the appropriate box to designate the Rule pursuant to which the Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)


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
-----------------------------------------------                        ---------------------------------------------------
CUSIP NO.     028880102                                   13G            Page     2      of      6      Pages
           ---------------                                                     --------      ---------

-----------------------------------------------                        ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                             Community Radiology Associates, Inc.
-----------------------------------------------------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a) |_|
                                                                                                   (b) |_|

-----------------------------------------------------------------------------------------------------------------------------
3.         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

                             Maryland
-----------------------------------------------------------------------------------------------------------------------------
NUMBER OF                      5.        SOLE VOTING POWER                           1,019,018
SHARES
BENEFICIALLY                 ------------------------------------------------------------------------------------------------
OWNED BY                       6.        SHARED VOTING POWER                        0
EACH
REPORTING                    ------------------------------------------------------------------------------------------------
PERSON WITH                    7.        SOLE DISPOSITIVE POWER                      1,019,018

                             ------------------------------------------------------------------------------------------------
                               8.        SHARED DISPOSITIVE POWER                            0

-----------------------------------------------------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON            1,019,018

-----------------------------------------------------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                                         |_|

-----------------------------------------------------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                             5.3%

-----------------------------------------------------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*
                             CO

-----------------------------------------------------------------------------------------------------------------------------


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         Item 1(a).        Name of Issuer:

                           American Physician Partners, Inc.

         Item 1(b).        Address of Issuer's Principal Executive Offices:
                           901 Main St., Suite 2301
                           Dallas, TX  75202

         Item 2(a).        Name of Person Filing:

                           Community Radiology Associates, Inc.

         Item 2(b).        Address  of  Principal  Business  Office or, if None,
                           Residence:

                           4110 Aspen Hill Road, Suite 200, Rockville, MD 20853

         Item 2(c).        Citizenship:

                           Maryland

         Item 2(d).        Title of Class of Securities:

                           Common Stock

         Item 2(e).        CUSIP Number

                           028880102

         Item 3.           If  this  statement  is  filed  pursuant   to   Rules
                           13d-1(b),  or  13d-2(b), check  whether  the   person
                           filing is a:

                           (a)  |_| Broker or dealer registered under Section 15
                                    of the Exchange Act.

                           (b)  |_| Bank as  defined  in Section  3(a)(6) of the
                                    Exchange Act.

                           (c)  |_| Insurance  company  as  defined  in  Section
                                    3(a)(19) of the Act,

                           (d)  |_| Investment company registered under  Section
                                    8 of the Investment Company Act.

                           (e)  |_| An  investment  adviser  in  accordance with
                                    Rule 13d-1(b)(1)(ii)(E).



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                           (f)  |_| An employee  benefit  plan or endowment fund
                                    in accordance with Rule 13d-1(b)(1)(ii)(F).

                           (g)  |_| A  parent holding compnay or  control person
                                    in accordance with Rule 13d-1(b)(1)(ii)(G).

                           (h)  |_| A savings association as defined in  Section
                                    3(b) of  the Federal Deposit Insurance Act.

                           (i)  |_| A  church  plan  that  is excluded  form the
                                    definition  of an  investment  company under
                                    Section  3(c)(14) of the Investment  Company
                                    Act.

                           (j)  |_| Group,    in     accordance     with    Rule
                                    13d-1(b)(1)(ii)(J).

         If  this  statement  is  filed  pursuant  to Rule 13d -1(c), check this
box.   |X|

         Item 4.  Ownership.

                  (a) Amount beneficially owned:

                          1,019,018

                  (b) Percent of class:

                          5.3%

                  (c) Number of shares as to which such person has:

                       (i)   Sole power to vote or to direct the vote 1,019,018

                       (ii)  Shared power to vote or to direct the vote 0

                       (iii) Sole power to dispose or to direct the  disposition
                             of 1,019,018

                       (iv)  Shared  power  to  dispose   or   to   direct   the
                             disposition of 0

                  Instruction.   For  computations  regarding  securities  which
represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

         Item 5.  Ownership of Five Percent or Less of a Class.

                  Not applicable.

         Item 6.  Ownership  of More than Five  Percent on Behalf of Another
                  Person.

                  Not applicable.


         Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

         Item 8.  Identification and Classification of Members of the Group.

                  Not applicable.

         Item 9.  Notice of Dissolution of Group.

                  Not applicable.

         Item 10. Certification.

                  The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

                  "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        February 18, 1999
                                                             (Date)

                                            Community Radiology Associates, Inc.

                                            By: /s/ Sidney J. Pion
                                                --------------------------------
                                                          (Signature)

                                                Sidney J. Pion, President
                                                --------------------------------
                                                         (Name/Title)

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Note. Six copies of this statement, including all exhibits, should be filed with the Commission.

         Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).



F7143.600



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